Exhibit 99

Dillard’s, Inc. Reports Fourth Quarter and Fiscal Year Results

LITTLE ROCK, Ark.--(BUSINESS WIRE)--February 21, 2017--Dillard’s, Inc. (NYSE: DDS) (the “Company” or “Dillard’s”) announced operating results for the 13 and 52 weeks ended January 28, 2017. This release contains certain forward-looking statements. Please refer to the Company’s cautionary statements regarding forward-looking information included below under “Forward-Looking Information.”

Fiscal Year Results

Dillard’s reported net income for the 52 weeks ended January 28, 2017 of $169.2 million, or $4.93 per share, compared to net income of $269.4 million, or $6.91 per share, for the prior year 52-week period. Included in net income for the 52-week period ended January 28, 2017 is an after-tax asset impairment of $4.2 million ($0.12 per share) on a cost method investment.

Included in net income for the prior year 52-week period ended January 30, 2016 is a net after-tax credit of $8.1 million ($0.21 per share) related to the sale of four store locations.

Net sales for the 52 weeks ended January 28, 2017 were $6.257 billion and $6.596 billion for the 52 weeks ended January 30, 2016. Total merchandise sales for the 52-week period ended January 28, 2017 were $6.071 billion and $6.389 billion for the 52-week period ended January 30, 2016. Net sales include the operations of the Company’s construction business, CDI Contractors, LLC ("CDI"). Total merchandise sales (which exclude CDI) decreased 5% for the 52-week period ended January 28, 2017. Sales in comparable stores for the period also decreased 5%.

During the year, the Company purchased $246.2 million of Class A Common Stock under its share repurchase authorization. Share repurchases were accomplished entirely from available cash and operating cash flow.

Fourth Quarter Results

Dillard’s reported net income for the 13 weeks ended January 28, 2017 of $56.9 million, or $1.72 per share, compared to net income of $84.0 million, or $2.31 per share, for the prior year fourth quarter. Included in net income for the 13-week period ended January 28, 2017 is an after-tax asset impairment of $4.2 million ($0.13 per share) on a cost method investment.

Included in net income for the prior year fourth quarter ended January 30, 2016 is an after-tax gain of $2.0 million ($0.06 per share) related to the sale of a store location.

Dillard’s Chief Executive Officer, William T. Dillard, II, stated, “Our operating results reflect another quarter of mall traffic declines from continued retail industry challenges. In response, we are ramping up our efforts to bring more distinctive brand and service experiences to Dillard’s, both in-store and online. Our strong balance sheet provides us support in these challenging times, and during the year we returned $256 million to shareholders.”

Net sales for the 13 weeks ended January 28, 2017 were $1.936 billion and $2.074 billion for the 13 weeks ended January 30, 2016.

Total merchandise sales (which exclude CDI) for the 13-week period ended January 28, 2017 were $1.896 billion and $2.021 billion for the 13-week period ended January 30, 2016. Total merchandise sales decreased 6% for the 13-week period ended January 28, 2017. Sales in comparable stores for the period also decreased 6%. Although all sales categories declined during the quarter, better performing categories relative to the total trend were ladies' apparel and men's apparel and accessories. Weakest performing categories were home and furniture and shoes. Sales were strongest in the Eastern region followed by the Western and Central regions, respectively.

During the quarter, the Company purchased $80.6 million of Class A Common Stock under its share repurchase authorization.

Gross Margin/Inventory

Gross margin from retail operations (which excludes CDI) improved 8 basis points of sales for the 13 weeks ended January 28, 2017 compared to the prior year fourth quarter. Inventory increased 2% at January 28, 2017 compared to January 30, 2016. Consolidated gross margin for the 13 weeks ended January 28, 2017 improved 24 basis points of sales compared to the prior year fourth quarter.

Gross margin from retail operations declined 73 basis points of sales for the 52 weeks ended January 28, 2017 compared to the prior 52 weeks ended January 30, 2016. Consolidated gross margin for the 52 weeks ended January 28, 2017 declined 62 basis points of sales compared to the prior 52 weeks ended January 30, 2016.

Selling, General & Administrative Expenses

Selling, general and administrative expenses ("operating expenses") were $451.6 million (23.3% of sales) and $449.4 million (21.7% of sales) during the 13 weeks ended January 28, 2017 and January 30, 2016, respectively. Increased selling payroll and services purchased expense was partially offset by savings in several expense categories.

Operating expenses declined $14.3 million to $1.656 billion (26.5% of sales) from $1.670 billion (25.3% of sales) during the 52 weeks ended January 28, 2017 compared to January 30, 2016. During the fiscal year, savings in several expense categories, notably advertising, utilities and supplies, were partially offset by increased payroll and employee-related insurance expense.

Share Repurchase

During the 13 weeks ended January 28, 2017, the Company purchased $80.6 million (1.3 million shares) of Class A Common Stock under its $500 million share repurchase program. During the 52 weeks ended January 28, 2017, the Company purchased $246.2 million (3.8 million shares) of Class A Common Stock. Total shares outstanding (Class A and Class B Common Stock) at January 28, 2017 and January 30, 2016 were 32.2 million and 35.9 million, respectively. At January 28, 2017, authorization of $253.8 million remained under the plan.

Store Information

At January 28, 2017, the Company operated 268 Dillard’s locations and 25 clearance centers spanning 29 states and an Internet store at www.dillards.com. Total square footage at January 28, 2017 was 49.2 million.

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(In Millions, Except Per Share Data)

	13 Weeks Ended				52 Weeks Ended
	January 28, 2017		January 30, 2016		January 28, 2017		January 30, 2016
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales
Net sales	$1,935.6	100.0%	$2,073.7	100.0%	$6,257.0	100.0%	$6,595.6	100.0%
Service charges and other income	48.3	2.5	43.7	2.1	161.0	2.6	158.9	2.4
	1,983.9	102.5	2,117.4	102.1	6,418.0	102.6	6,754.5	102.4

Cost of sales	1,355.6	70.0	1,457.1	70.3	4,166.4	66.6	4,350.8	66.0
Selling, general and administrative expenses	451.6	23.3	449.4	21.7	1,655.6	26.5	1,669.9	25.3
Depreciation and amortization	61.7	3.2	62.8	3.0	243.7	3.9	250.0	3.8
Rentals	8.4	0.4	9.4	0.5	26.0	0.4	26.7	0.4
Interest and debt expense, net	15.7	0.8	16.1	0.8	63.1	1.0	60.9	0.9
Gain on disposal of assets	—	0.0	3.1	0.2	1.0	0.0	12.6	0.2
Asset impairment and store closing charges	6.5	0.3	—	0.0	6.5	0.1	—	0.0
Income before income taxes and income on and equity in losses of joint ventures	84.4	4.4	125.7	6.1	257.7	4.1	408.8	6.2
Income taxes	27.5		42.1		88.5		140.8
Income on and equity in losses of joint ventures	—	0.0	0.4	0.0	—	0.0	1.4	0.0
Net income	$56.9	2.9%	$84.0	4.1%	$169.2	2.7%	$269.4	4.1%

Basic and diluted earnings per share	$1.72		$2.31		$4.93		$6.91
Basic and diluted weighted average shares	33.1		36.4		34.3		39.0

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In Millions)

	January 28, 2017	January 30, 2016
Assets
Current Assets:
Cash and cash equivalents	$347.0	$202.9
Accounts receivable	48.2	47.1
Merchandise inventories	1,406.4	1,374.5
Other current assets	36.3	44.4
Total current assets	1,837.9	1,668.9

Property and equipment, net	1,790.3	1,939.8
Other assets	259.9	255.2

Total Assets	$3,888.1	$3,863.9

Liabilities and Stockholders' Equity
Current Liabilities:
Trade accounts payable and accrued expenses	$839.3	$691.3
Current portion of long-term debt and capital leases	90.5	3.3
Federal and state income taxes	46.7	56.6
Total current liabilities	976.5	751.2

Long-term debt and capital leases	530.1	620.4
Other liabilities	238.4	238.9
Deferred income taxes	225.7	258.1
Subordinated debentures	200.0	200.0
Stockholders' equity	1,717.4	1,795.3

Total Liabilities and Stockholders' Equity	$3,888.1	$3,863.9

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In Millions)

	52 Weeks Ended
	January 28, 2017	January 30, 2016
Operating activities:
Net income	$169.2	$269.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and other deferred cost	246.0	252.1
Deferred income taxes	(35.7)	(36.0)
Gain on disposal of assets	(1.0)	(12.6)
Proceeds from insurance	3.2	—
Gain from insurance proceeds	(1.6)	—
Asset impairment and store closing charges	6.5	—
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(1.1)	9.4
Increase in merchandise inventories	(33.4)	—
Decrease in other current assets	9.0	2.9
Decrease in other assets	6.0	2.9
Increase (decrease) in trade accounts payable and accrued expenses and other liabilities	156.3	(33.7)
Decrease in income taxes payable	(6.2)	(4.2)
Net cash provided by operating activities	517.2	450.2

Investing activities:
Purchase of property and equipment	(105.0)	(165.7)
Proceeds from disposal of assets	1.2	25.5
Proceeds from insurance	1.5	—
Investment in joint venture	(20.0)	—
Decrease in restricted cash	—	7.3
Distribution from joint venture	2.5	—
Net cash used in investing activities	(119.8)	(132.9)

Financing activities:
Principal payments on long-term debt and capital lease obligations	(3.3)	(5.3)
Cash dividends paid	(9.8)	(10.0)
Purchase of treasury stock	(240.2)	(500.0)
Issuance cost of line of credit	—	(2.9)
Net cash used in financing activities	(253.3)	(518.2)

Increase (decrease) in cash and cash equivalents	144.1	(200.9)
Cash and cash equivalents, beginning of period	202.9	403.8
Cash and cash equivalents, end of period	$347.0	$202.9

Non-cash transactions:
Accrued capital expenditures	$3.5	$10.9
Capital lease	—	9.1
Stock awards	2.7	2.8
Accrued purchase of treasury stock	6.0	—

Estimates for 2017
The Company is providing the following estimates for certain financial statement items for the fiscal year ending February 3, 2018 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change - See “Forward-Looking Information.”

	In Millions
	2017	2016
	Estimated	Actual
Depreciation and amortization	$240	$244
Rentals	25	26
Interest and debt expense, net	63	63
Capital expenditures	125	105

Forward-Looking Information
The foregoing contains certain “forward-looking statements” within the definition of federal securities laws. The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:  statements including (a) words such as “may,” “will,” “could,” “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof, and (b) statements regarding matters that are not historical facts.  The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in prices and availability of oil and natural gas; the availability of consumer credit; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount and Internet retailers; changes in consumer spending patterns, debt levels and their ability to meet credit obligations; changes in legislation, affecting such matters as the cost of employee benefits or credit card income; adequate and stable availability and pricing of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security breaches; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in LIBOR and other base borrowing rates; potential disruption from terrorist activity and the effect on ongoing consumer confidence; epidemic, pandemic or other public health issues; potential disruption of international trade and supply chain efficiencies; world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature.   The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended January 30, 2016, contain other information on factors that may affect financial results or cause actual results to differ materially from forward-looking statements.
CONTACT:
Dillard’s, Inc.
Julie Johnson Bull
501-376-5965
julie.bull@dillards.com